Exhibit 10.1

2006 Non-Employee Director Compensation Program

(Effective May 17, 2006)

Annual Cash Retainers

The non-executive chairman of the board of directors currently receives an annual retainer of $80,000.  Each of the other non-employee directors receives an annual retainer of $30,000.

The chairman of the audit committee of the board of directors receives an annual retainer of $15,000. The chairperson for each of the board’s other committees receives an annual retainer of $7,500.

Board and Committee Meeting Attendance Fees

The non-employee directors receive $2,000 per board meeting attended in person and $2,000 per committee meeting attended in person, but only if the committee meeting is not held on the same day as a board meeting.  Non-employee directors are also reimbursed for expenses incurred in connection with attendance at board and committee meetings.

The non-employee directors do not receive compensation for the first four telephonic board and first four telephonic committee meetings that occur during the year (the yearly period from one annual meeting to the next) and receive $1,000 per telephonic board or committee meeting attended thereafter.

Periodic Equity Awards

The board of directors periodically assesses potential equity awards to non-employee directors in lieu of an annual automatic grant of stock options, as contemplated under the Company’s Amended and Restated 2001 Equity Incentive Plan (the “Plan”). The board of directors suspended the automatic grants in May of 2004.

On May 17, 2006, the board of directors approved stock option grants to each of the Company’s non-employee directors as follows:  (i) a grant of 12,442 stock options to the non-executive chairman of the board (with a Black-Scholes value of approximately $80,000 as of the grant date) and (ii) a grant of 9,331 stock options to each of the Company’s other non-employee directors (with a Black-Scholes value of approximately $60,000 as of the grant date). The stock options vest upon the earlier of (x) immediately prior to the next annual meeting of the Company’s stockholders in 2007, or (y) the one-year anniversary of the grant date (May 17, 2007).  In addition, the exercise price for the stock options is equal to the fair market price of the Company’s common stock as of the grant date in accordance with the Plan and have a ten-year term.